As Filed with the Securities and Exchange Commission on December 31, 2003
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	59-0432511
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

245 Riverside Avenue, Suite 500

Jacksonville, Florida 32202
(904) 301-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine M. Marx

General Counsel
The St. Joe Company
245 Riverside Drive, Suite 500
Jacksonville, Florida 32202
(904) 301-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Share(1)	Offering Price(1)	Registration Fee

Common Stock	6,000,000	$36.29	$217,740,000	$17,616

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Pursuant to Rule 457, the maximum offering price of the shares of St. Joe common stock being registered is $36.29 per share, the average of the high and low reported sales prices of a share of St. Joe common stock reported on the New York Stock Exchange Composite Tape on December 23, 2003, and the maximum aggregate offering price is the product of $36.29 and the number of shares of St. Joe common stock being registered.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS

Issued December 31, 2003

[ST. JOE LOGO]

6,000,000 Shares

The St. Joe Company

Common Stock

     The selling shareholder named in this prospectus is offering up to 6,000,000 shares of common stock of The St. Joe Company from time to time. We will not receive any of the proceeds from the sale of the shares of our common stock covered by this prospectus.

     This prospectus provides a general description of the shares to be offered from time to time by the selling shareholder. We will provide any required specific information about the terms of sales and offerings in supplements to this prospectus. The supplements may also add information to this prospectus or update or change information in this prospectus. You should read this prospectus and any applicable supplement carefully before investing.

     The selling shareholder may, from time to time, sell all or part of the shares to or through underwriters, directly to other purchasers or broker-dealers or through dealers or other persons acting as agents, through other methods described in this prospectus, or through a combination of such methods. Terms of sale will be determined at the time such shares are offered for sale. The names of any underwriters, dealers, broker-dealers or other persons acting as agents involved in the sale of shares and the compensation that the selling shareholder shall pay such persons will be set forth in any applicable prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the symbol “JOE.” On December 30, 2003, the reported last sale price of our common stock on the New York Stock Exchange was $37.97 per share.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2003

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

      In this prospectus, “St. Joe,” the “Company,” “we,” “us” and “our” refer to The St. Joe Company and its consolidated subsidiaries.

      In this prospectus, “Trust” refers to the Alfred I. duPont Testamentary Trust.

i

THE COMPANY

      The St. Joe Company is headquartered in Jacksonville, Florida. We are one of Florida’s largest real estate operating companies and the largest private landowner in the State of Florida. The majority of our land is located in Northwest Florida. We own approximately 850,000 acres, which is approximately 2.4% of the land area of the State of Florida.

      We are engaged in community, resort, commercial and industrial development, along with commercial real estate services. We also have significant interests in timber. We believe we are one of the few real estate operating companies to have assembled the range of real estate, financial, marketing and regulatory expertise necessary to take a large-scale approach to real estate development and services.

      In order to optimize the value of our core real estate assets in Northwest Florida, our strategic plan calls for us to continue to increase the pace of development of these assets. We believe we have a number of key business strengths and competitive advantages, including one of the largest inventories of private land suitable for development in the State of Florida, a very low cost basis in our land and a strong financial condition, which allows us the financial flexibility to pursue development opportunities.

      Our principal executive offices are located at 245 Riverside Avenue, Jacksonville, Florida 32202, and our telephone number is (904) 301-4200. Our internet address is www.joe.com. This internet address is provided for informational purposes only. The information at this internet address is not a part of this prospectus.

RISK FACTORS

      You should carefully consider each of the risks described below and all of the other information set forth in or incorporated by reference in this prospectus before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

A downturn in economic conditions could adversely affect our business.

      Our ability to generate revenues is directly related to the real estate market, primarily in Florida, and to the national and local economy in general. Considerable economic and political uncertainties currently exist that could have adverse effects on consumer buying habits, construction costs, availability of labor and materials and other factors affecting us and the real estate industry in general.

      Significant expenditures associated with investment in real estate, such as real estate taxes, maintenance costs and debt payments, cannot generally be reduced if changes in Florida’s or the nation’s economy cause a decrease in revenues from our properties. In particular, if the growth rate for the Florida economy declines or if a recession in the Florida economy occurs, our profitability could be materially adversely affected.

      While real estate market conditions have generally remained healthy in our regions of development, particularly in Northwest Florida, continued demand for our services and products is dependent on long term prospects for job growth and strong in-migration population expansion in our regions of development.

Our businesses are primarily concentrated in the State of Florida. As a result, our financial results are dependent on the economic growth and health of Florida, particularly Northwest Florida. The occurrence of natural disasters in Florida could also adversely affect our business.

      The economic growth and health of the State of Florida, particularly Northwest Florida where the majority of our land is located, are important factors in sustaining demand for our products and services. As a result, any adverse change to the economic growth and health of Florida, particularly Northwest Florida, could materially adversely affect our financial results. The future economic growth in certain portions of Northwest Florida may be adversely affected if its infrastructure, such as roads, airports, medical facilities and schools, are not improved to meet increased demand. There can be no assurance that these improvements will occur.

      The occurrence of natural disasters in Florida, such as fires, hurricanes, floods, unusually heavy or prolonged rain and droughts, could have a material adverse effect on our ability to develop and sell properties or realize income from our projects.

Increases in interest rates could reduce demand for our products.

      An increase in interest rates could reduce the demand for homes we build, particularly primary housing, lots we develop, commercial properties we develop or sell, and land we sell. A reduction in demand could materially adversely affect our profitability.

Our real estate operations are cyclical.

      Our business is affected by demographic and economic trends and the supply and rate of absorption of lot sales and new construction. As a result, our real estate operations are cyclical which may cause our quarterly revenues and operating results to fluctuate significantly from quarter to quarter and to differ from the expectations of public market analysts and investors. If this occurs, our stock’s trading price could also fluctuate significantly.

We are exposed to risks associated with real estate sales and development.

      Our real estate development activities entail risks that include:

•	construction delays or cost overruns, which may increase project development costs;

•	compliance with building codes and other local regulations;

•	evolving liability theories affecting the construction industry;

•	an inability to obtain required governmental permits and authorizations;

•	an inability to secure tenants or anchors necessary to support commercial projects;

•	failure to achieve anticipated occupancy levels or rents; and

•	an inability to sell our constructed inventory.

      In addition, our real estate development activities require significant capital expenditures. We obtain funds for our capital expenditures through cash flow from operations, property sales or financings. We cannot assure you that the funds available from these sources will be sufficient to fund our required or desired capital expenditures for development. If we are unable to obtain sufficient funds, we may have to defer or otherwise limit our development activities. Our residential projects require significant capital expenditures for infrastructure development before we can begin our selling efforts. If we are unsuccessful in our selling efforts, we may not be able to recover these capital expenditures. Also, our ability to continue to make conservation land sales to government agencies depends on the agencies having sufficient funds available to purchase the lands.

Our business is subject to extensive regulation which makes it difficult and expensive for us to conduct our operations.

Development of real estate entails a lengthy, uncertain and costly approval process.

      Development of real property in Florida entails an extensive approval process involving overlapping regulatory jurisdictions. Real estate projects must generally comply with the provisions of the Local Government Comprehensive Planning and Land Development Regulation Act (the “Growth Management Act”). In addition, development projects that exceed certain specified regulatory thresholds require approval of a comprehensive Development of Regional Impact (“DRI”) application. Compliance with the Growth Management Act and the DRI process is usually lengthy and costly and can be expected to materially affect our real estate development activities.

      The Growth Management Act requires counties and cities to adopt comprehensive plans guiding and controlling future real property development in their respective jurisdictions. After a local government adopts its comprehensive plan, all development orders and development permits must be consistent with the plan. Each plan must address such topics as future land use, capital improvements, traffic circulation, sanitation, sewerage, potable water, drainage and solid waste disposal. The local governments’ comprehensive plans must also establish “levels of service” with respect to certain specified public facilities and services to residents. Local governments are prohibited from issuing development orders or permits if facilities and services are not operating at established levels of service, or if the projects for which permits are requested will reduce the level of service for public facilities below the level of service established in the local government’s comprehensive plan. If the proposed development would reduce the established level of services below the level set by the plan, the development order will require that, at the outset of the project, the developer either sufficiently improve the services to meet the required level or provide financial assurances that the additional services will be provided as the project progresses.

      The Growth Management Act, in some instances, can significantly affect the ability of developers to obtain local government approval in Florida. In many areas, infrastructure funding has not kept pace with growth. As a result, substandard facilities and services can delay or prevent the issuance of permits. Consequently, the Growth Management Act could adversely affect our ability to develop our real estate projects.

      The DRI review process includes an evaluation of a project’s impact on the environment, infrastructure and government services, and requires the involvement of numerous federal, state and local environmental, zoning and community development agencies and authorities. Local government approval of any DRI is subject to appeal to the Governor and Cabinet by the Florida Department of Community Affairs, and adverse decisions by the Governor or Cabinet are subject to judicial appeal. The DRI approval process is usually lengthy and costly, and conditions, standards or requirements may be imposed on a developer with respect to a particular project, which may materially increase the cost of the project. The DRI approval process is expected to have a material impact on our real estate development activities in the future.

Environmental and other regulations may have an adverse effect on our business.

      A substantial portion of our development properties in Florida is subject to federal, state and local regulations and restrictions that may impose significant limitations on our ability to develop them. Much of our property is raw land located in areas where development may affect the natural habitats of various endangered or protected wildlife species or in sensitive environmental areas such as wetlands and coastal areas.

      In addition, our current or past ownership, operation and leasing of real property, and our current or past transportation and other operations are subject to extensive and evolving federal, state and local environmental laws and other regulations. The provisions and enforcement of these environmental laws and regulations may become more stringent in the future. Violations of these laws and regulations can result in:

•	civil penalties;

•	remediation expenses;

•	natural resource damages;

•	personal injury damages;

•	potential injunctions;

•	cease and desist orders; and

•	criminal penalties.

      In addition, some of these environmental laws impose strict liability, which means that we may be held liable for any environmental damages on our property regardless of fault.

      Some of our past and present real property, particularly properties used in connection with our previous transportation and papermill operations, involve the storage, use or disposal of hazardous substances that have contaminated and may in the future contaminate the environment. We may bear liability for this contamination and for the costs of cleaning up a site at which we have disposed of or to which we have transported hazardous substances. The presence of hazardous substances on a property may also adversely affect our ability to sell or develop the property or to borrow using the property as collateral.

      Changes in laws or the interpretation thereof, new enforcement of laws, the identification of new facts or the failure of other parties to perform remediation at our current or former facilities could all lead to new or greater liabilities that could materially adversely affect our business, profitability, or financial condition.

Our joint venture partners may have interests that differ from ours and may take actions that adversely affect us.

      We are involved in joint venture relationships and may initiate future joint venture projects as part of our overall development strategy. A joint venture involves special risks such as:

•	we may not have voting control over the joint venture;

•	the venture partner at any time may have economic or business interests or goals that are inconsistent with ours;

•	the venture partner may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to the real estate investments; and

•	the venture partner could experience financial difficulties.

      Actions by our venture partners may subject property owned by the joint venture to liabilities greater than those contemplated by the joint venture agreement or have other adverse consequences.

Changes in our income tax estimates could affect our profitability.

      In preparing our consolidated financial statements, significant management judgment is required to estimate our income taxes. Our estimates are based on our interpretation of federal and state tax laws. We estimate our actual current tax due and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. The temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. Adjustments may be required by a change in assessment of our deferred tax assets and liabilities, changes due to audit adjustments by federal and state tax authorities, and changes in tax laws. To the extent adjustments are required in any given period, we would include the adjustments within the tax provision in our statement of operations and/or balance sheet. These adjustments could materially impact our financial position and results of operation.

Significant competition could have an adverse effect on our business.

The real estate industry is generally characterized by significant competition.

      A number of residential and commercial developers and real estate services companies, some with greater financial and other resources, compete with us in seeking properties for acquisition, resources for development and prospective purchasers and tenants. Competition from other real estate developers and real estate services companies may adversely affect our ability to:

•	sell homes and homesites;

•	attract purchasers;

•	attract and retain tenants; and

•	sell undeveloped rural land.

The forest products industry is highly competitive.

      Many of our competitors in the forest products industry are fully integrated companies with substantially greater financial and operating resources. Our products are also subject to increasing competition from a variety of non-wood and engineered wood products. In addition, we are subject to competition from lumber products and logs imported from foreign sources. Any significant increase in competitive pressures from substitute products or other domestic or foreign suppliers could have a material adverse effect on our forestry operations.

We are highly dependent on our senior management.

      Our senior management has been responsible for our transformation from an industrial conglomerate to a successful real estate operating company. Our future success is highly dependent upon the continued employment of our senior management. The loss of one or more of our senior managers could have a material adverse effect on our business. We recently entered into five year employment agreements with Peter Rummell, our Chairman and Chief Executive Officer, and Kevin Twomey, our President, Chief Operating Officer and Chief Financial Officer. We do not have key-person life insurance on any of our senior managers.

Decline in rental income could adversely affect our financial results.

      We own a large portfolio of commercial real estate rental properties. Our profitability could be adversely affected if:

•	a significant number of our tenants are unable to meet their obligations to us;

•	we are unable to lease space at our properties when the space becomes available; and

•	the rental rates upon a renewal or a new lease are significantly lower than expected.

The Trust and The Nemours Foundation own a large percentage of our stock and their interests may not always be identical to those of our public shareholders.

      After the sale of all of the shares covered by this prospectus, the Trust and its beneficiary, The Nemours Foundation, together will own 17,952,720 shares, or approximately 24%, of our outstanding common stock. In addition, four of our current directors are trustees of the Trust. Under the terms of the registration rights agreement we entered into with the Trust in 1997, the Trust is entitled to nominate two members of our board of directors so long as the Trust beneficially owns at least 20% of our common stock. If the Trust beneficially owns less than 20% but at least 5% of our outstanding shares of common stock, the Trust will be entitled to nominate one member of our board. Accordingly, the Trust will continue to be able to have significant influence over our corporate and management policies, including decisions relating to mergers, acquisitions, the sale of all or substantially all of our assets and other significant transactions. The interests of the Trust may not be aligned with our interests or the interests of other shareholders.

Future sales or the perception of future sales by the Trust may affect the price of our common stock.

      We cannot predict the effect, if any, that future sales of shares by the Trust in addition to any shares covered by this prospectus, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market or the perception that such sales may occur could adversely affect the market price of our common stock.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our business, including the risk factors identified under the caption “Risk Factors” above, those described from time to time in our filings with the Securities and Exchange Commission, and the following:

•	economic conditions, particularly in Florida and key southeastern United States areas that serve as feeder markets to our Northwest Florida operations;

•	acts of war or terrorism and other geopolitical events;

•	local conditions such as an oversupply of homes and homesites, residential or resort properties, or a reduction in demand for real estate in the area;

•	timing and costs associated with property developments and rentals;

•	competition from other real estate developers;

•	whether potential residents or tenants consider our properties attractive;

•	increases in operating costs, including increases in real estate taxes;

•	changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

•	how well we manage our properties;

•	changes in interest rates and the performance of the financial markets;

•	decreases in market rental rates for our commercial and resort properties;

•	the pace of development of infrastructure in northern Florida;

•	potential liability under environmental laws or other laws or regulations;

•	adverse changes in laws or regulations affecting the development of real estate;

•	decreases in prices of wood products;

•	the availability of funding from governmental agencies and others to purchase conservation lands;

•	fluctuations in the size and number of transactions from period to period; and

•	adverse weather conditions or natural disasters.

      We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

      All of our common stock being offered under this prospectus is being sold by the selling shareholder. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder.

ALFRED I. DUPONT TESTAMENTARY TRUST

      The selling shareholder, The Alfred I. duPont Testamentary Trust, was established under the Last Will and Testament of Alfred I. duPont to provide testamentary dispositions to persons named in his Will and to benefit The Nemours Foundation. The Nemours Foundation is a charitable foundation provided for under the Will for the care and treatment of disabled, but not incurable, children and the elderly.

      As of December 29, 2003, the Trust directly and beneficially owned 22,284,242 shares of our common stock and The Nemours Foundation directly and beneficially owned 1,668,478 shares of our common stock. The trustees of the Trust are John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson and Winfred L. Thornton and Hugh M. Durden is the representative of Wachovia Bank, N.A., the corporate trustee of the Trust. The individual trustees and Mr. Durden constitute the entire board of directors of The Nemours Foundation. The trustees and directors, by virtue of their status as trustees of the Trust and directors of The Nemours Foundation, have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust and The Nemours Foundation.

      The Trust and The Nemours Foundation together currently own 23,952,720 shares, or approximately 32%, of our outstanding common stock and upon the sale of all of the shares covered by this prospectus will own 17,952,720 shares, or approximately 24%, of our outstanding common stock. Messrs. Durden, Lord, Peyton and Thornton serve as directors of St. Joe.

      The Trust intends to sell shares of our common stock in order to diversify its assets. In the future, the Trust intends to sell additional shares of our common stock. The Trust anticipates continuing to reduce its ownership of our common stock through open market sales, private sales, participation in our stock repurchase program, registered offerings, which may include underwritten offerings, or otherwise. The timing and amount of such sales by the Trust is subject to a number of uncertainties, including the market price of our common stock, our prospects and general economic conditions.

Registration Rights Agreement and Board Representation

      Pursuant to our registration rights agreement with the Trust, dated December 16, 1997, as amended, the Trust may require us to file a registration statement for the sale of shares of our common stock beneficially owned by the Trust, subject to specified limitations (including a minimum offering size of 7.5% of outstanding shares of common stock for all except the last demand). After the sale of all of the shares covered by this prospectus, the Trust will have two additional opportunities to effect demand registrations. The Trust may not require us to effect a demand registration within six months after the effectiveness of a registration statement pursuant to an earlier demand; however, the Company has waived this limitation for this registration and for the next registration requested by the Trust following the sale of all or substantially all of the shares offered hereby. In addition, the Trust has unlimited “piggy-back” registration rights under the registration rights agreement, which means the Trust may require us to register its shares of common stock when we file a registration statement to cover the sale of common stock by us or other shareholders.

      Under the registration rights agreement, we bear the expenses of all demand registrations other than the last demand, except the Trust will pay its own underwriting discounts and commissions, the fees and expenses of the Trust’s legal counsel and financial advisors and some other incidental expenses. The Trust will pay all of the expenses of the last demand registration. In the event that a future demand registration covers less than 10% of outstanding shares of common stock, the Trust will also pay the SEC and NASD filing fees relating to the registration.

      Under the registration rights agreement, we and the Trust have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.

      Under the terms of the registration rights agreement, the Trust’s right to director representation depends on its beneficial ownership of our common stock:

•	If the Trust beneficially owns at least 20% of the outstanding shares of our common stock, the Trust will be entitled to nominate two members of our board of directors, and we and our board of directors will support the election of these Trust-nominated directors.

•	If the Trust beneficially owns less than 20% but at least 5% of the outstanding shares of our common stock, the Trust will be entitled to nominate one member of our board, and we and our board of directors will support the election of this Trust-nominated director.

If the size of our board of directors is increased, the number of directors that the Trust will be entitled to nominate will be proportionately increased, except as provided below.

      Three individual trustees of the Trust and Mr. Durden, the representative of the corporate trustee of the Trust, are currently directors of St. Joe. Pursuant to a recent amendment to the registration rights agreement, at the February 2004 meeting of the Company’s Board of Directors these four Trust directors and the Trust will support the election of three additional non-Trust directors to the Board. Due to the expected retirement of two non-Trust directors at our next annual meeting of shareholders, following that meeting we anticipate that the Board will consist of ten members, four of whom will be Trust representatives. In addition, the amendment provides that on the fifth business day after the Trust’s beneficial ownership of the Company’s common stock is less than 20% of the issued and outstanding shares, that number of Trust directors will resign from the Board so that the number of Trust directors will not exceed two.

      These board representation arrangements do not limit your ability, or the ability of the Trust, to vote your or its shares of common stock in any manner you or it sees fit in connection with the election of directors or otherwise.

Stock Repurchase Agreement

      From August 1998 through December 2003, our board of directors authorized a cumulative total of $650.0 million for the repurchase of our outstanding common stock from time to time on the open market. At November 30, 2003, $46.5 million remained under the repurchase program. Effective November 10, 2003, we entered into a 90-day agreement with the Trust to participate in the repurchase program through February 6, 2004. The agreement calls for the Trust to sell to us each Monday a number of shares equal to 0.47 times the amount of shares that we purchased from the public during the previous week, if any, at a price equal to the volume weighted average price, excluding commissions, paid by the Company for shares purchased from the public during that week, provided that such volume weighted average price is at least $30.00.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 180,000,000 shares of common stock, no par value, of which 99,864,019 shares were issued and 76,078,763 shares were outstanding on September 30, 2003.

      Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders. The holders of a majority of our common stock represented at any meeting of shareholders constitutes a quorum and a majority of such quorum is entitled to vote on any matter coming before the meeting. Our board of directors is elected at the annual meeting of our shareholders by a plurality of the votes cast at the election. We do not have a staggered board of directors.

      Each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of or providing for the payment of liabilities.

      Holders of our common stock have preemptive rights to purchase or subscribe for their proportional amount of stock or other securities issued by us under certain circumstances. These rights do not apply to the shares covered by this prospectus. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are, and the shares of common stock covered by this prospectus will be, when issued, fully paid and nonassessable.

      Florida has enacted legislation that may deter takeovers of Florida corporations. The control share acquisition provisions of the Florida Business Corporation Act generally provide that shares of common stock acquired in excess of 20% of the outstanding common stock of a corporation will not possess any voting rights unless these voting rights are approved by a majority vote of a corporation’s disinterested shareholders or by the board of directors. These provisions could affect the voting rights afforded the common stock acquired in the future by any present or future holder of at least 20% of the outstanding common stock, provided that we do not opt out of these provisions of the Act. The provisions of this Act that relate to affiliated transactions generally require supermajority approval by disinterested shareholders or a majority of disinterested directors for specified affiliated transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

      The transfer agent and registrar for our common stock is Wachovia Bank N.A.

PLAN OF DISTRIBUTION

      The Trust may, from time to time, sell all or part of the shares covered by this prospectus (the “Shares”), on terms determined at the time such Shares are offered for sale, to or through underwriters, directly to other purchasers or broker-dealers, or through dealers or other persons acting as agents, or through a combination of such methods. The names of any underwriters, dealers, broker-dealers or other persons acting as agents involved in the sale of Shares and the compensation of such persons will be set forth in the accompanying prospectus supplement. The Company will not receive any proceeds from the sale of the Shares by the Trust.

      The distribution of the Shares may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis.

      In connection with the sale of Shares, underwriters may receive compensation from the Trust or from the purchasers of Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through agents or dealers, and such agents and dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents participating in the distribution of Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Trust and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Any such compensation received from the Trust will be described in the accompanying prospectus supplement.

      Because the Trust may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Trust will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange (“NYSE”) pursuant to Rule 153 under the Securities Act. We have informed the Trust that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to their sales in the market.

      The sale of Shares by the Trust also may be effected from time to time by selling Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Trust or may purchase from the Trust all or a portion of the Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Shares are then traded, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

      The Shares also may be sold in one or more of the following transactions: (i) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Trust may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation in the form of discounts or concessions from the Trust in amounts to be negotiated immediately prior to the sale. Broker-dealers may also receive compensation from purchasers of the Shares.

      The Trust also may sell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

      Under our stock repurchase agreement with the Trust, the Trust may also sell shares it holds of our common stock to us under our stock repurchase program. For more information on this agreement, see “Alfred I. duPont Testamentary Trust — Stock Repurchase Agreement” on page 8 above.

      In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

      Underwriters, dealers, broker-dealers and other persons acting as agents may be entitled, under agreements which may be entered into by us and the Trust, to indemnification or contribution by us and the Trust against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers, broker-dealers and agents may be customers of, engage in transactions with, or perform services for us or the Trust in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, the underwriters, dealers, broker-dealers or other persons acting as agents may be authorized to solicit offers by certain institutions to purchase Shares pursuant to contracts providing for payment and delivery on a future date. Such contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but in all cases such institutions must be approved by the Trust. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Shares are also being sold to underwriters, the Trust shall have sold to such underwriters the Shares not sold for delayed delivery. The underwriters, dealers, broker-dealers and other persons acting as agents will not have any responsibility in respect of the validity or performance of such contracts.

      Under the registration rights agreement, we will bear all of the expenses of the next demand registration after the shares covered by this prospectus are sold, except the Trust will pay its own underwriting discounts and commissions, the fees and expenses of the Trust’s legal counsel and financial advisors and some other incidental expenses. The Trust will pay all of the expenses of the last demand registration.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Christine M. Marx, General Counsel of St. Joe.

EXPERTS

      The consolidated financial statements and schedule of The St. Joe Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to the Company’s adoption of Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002. To the extent that KPMG LLP audits and reports on consolidated financial statements of The St. Joe Company issued at future dates, and consents to the use of its report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

      The consolidated financial statements of Arvida/ JMB Partners, L.P. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, set forth in our Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 450 Fifth Street, N.W.,Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

      Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through our Internet site (www.joe.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

      The SEC allows us to “incorporate by reference” the documents that we file with it, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information and documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but we do not incorporate by reference any documents that we furnish to but that are not deemed filed with the SEC):

      1.     Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      2.     Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003.

If you would like a copy of any of these documents at no cost, please make your request in writing or by telephone to Vice President-Investor Relations, The St. Joe Company, 245 Riverside Avenue, Jacksonville, Florida 32202 (Telephone: (904) 301-4476).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      All amounts are estimates except the SEC registration fee. The following amounts are payable by the Company.

SEC registration fee	$17,616
Accounting fees and expenses	15,000
Legal fees and expenses	5,000
Printing and engraving expenses	10,000
Transfer agent and registrar fees	2,500
Miscellaneous	4,884

Total	$55,000

Item 15.     Indemnification of Directors and Officers

      St. Joe has the authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify its directors and officers to the extent provided in such statute. The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with any proceeding brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).

      The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.

      Article III, Section 8 of St. Joe’s Amended and Restated By-Laws provides as follows with respect to the indemnification of our officers and directors:

The Company shall indemnify and reimburse and advance expenses for any Director and officer, and for any Director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Company, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify and reimburse and advance expenses to employees and agents of the Company, against all reasonable expenses actually and necessarily incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party because he or she is or was a Director, officer, employee or agent of the Company or he or she was serving at the request of the Company as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

      Pursuant to the Registration Rights Agreement and related amendments filed as Exhibits to this registration statement, the Trust has agreed to indemnify our officers, directors and controlling persons against certain liabilities which might arise under the Securities Act from information furnished to us by or on behalf of the Trust for use in this registration statement.

Item 16.     Exhibits and Financial Statement Schedules

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
4.1		Registration Rights Agreement between the registrant and the Alfred I. duPont Testamentary Trust, dated December 16, 1997 (incorporated by reference to Exhibit 4.01 to the registrant’s Amendment No. 1 to the registration statement on Form S-3 (File No. 333-42397)).
4.2		Amendment No. 1 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated January 26, 1998 (incorporated by reference to Exhibit 4.2 of the registrant’s registration statement on Form S-1 (File No. 333-89146)).
4.3		Amendment No. 2 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated May 24, 2002 (incorporated by reference to Exhibit 4.3 of the registrant’s registration statement on Form S-1 (File No. 333-89146)).
4.4		Amendment No. 3 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated September 5, 2003 (incorporated by reference to Exhibit 4.4 of the registrant’s registration statement on Form S-3 (File No. 333-108292))
4.5		Amendment No. 4 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated as of December 30, 2003.
5.1		Validity opinion of Christine M. Marx, General Counsel of the registrant.
23.1		Consent of KPMG LLP, independent auditors for the registrant.
23.2		Consent of Ernst & Young LLP, independent certified public accountants for Arvida/ JMB Partners, L.P.
23.3		Consent of Christine M. Marx, General Counsel of the registrant (see Exhibit 5.1)
24.1		Power of Attorney (see Page II-4)

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of our common stock.

Item 17.	Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on December 31, 2003.

THE ST. JOE COMPANY

/s/ KEVIN M. TWOMEY

Name: Kevin M. Twomey

Title:	President, Chief Operating Officer,

Chief Financial Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin M. Twomey and Michael N. Regan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 31, 2003:

Signature	Title

/s/ PETER S. RUMMELL Peter S. Rummell	Chairman of the Board Chief Executive Officer (Principal Executive Officer)

/s/ KEVIN M. TWOMEY Kevin M. Twomey	President, Chief Operating Officer Chief Financial Officer (Principal Executive Officer)

/s/ MICHAEL N. REGAN Michael N. Regan	Senior Vice President (Principal Accounting Officer)

/s/ MICHAEL L. AINSLIE Michael L. Ainslie	Director

/s/ HUGH M. DURDEN Hugh M. Durden	Director

/s/ JOHN S. LORD John S. Lord	Director

Signature	Title

/s/ HERBERT H. PEYTON Herbert H. Peyton	Director

/s/ WALTER L. REVELL Walter L. Revell	Director

/s/ FRANK S. SHAW, JR. Frank S. Shaw, Jr.	Director

/s/ WINFRED L. THORNTON Winfred L. Thornton	Director

/s/ JOHN D. UIBLE John D. Uible	Director

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
4.1		Registration Rights Agreement between the registrant and the Alfred I. duPont Testamentary Trust, dated December 16, 1997 (incorporated by reference to Exhibit 4.01 to the registrant’s Amendment No. 1 to the registration statement on Form S-3 (File No. 333-42397)).
4.2		Amendment No. 1 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated January 26, 1998 (incorporated by reference to Exhibit 4.2 of the registrant’s registration statement on Form S-1 (File No. 333-89146)).
4.3		Amendment No. 2 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated May 24, 2002 (incorporated by reference to Exhibit 4.3 of the registrant’s registration statement on Form S-1 (File No. 333-89146)).
4.4		Amendment No. 3 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated September 5, 2003 (incorporated by reference to Exhibit 4.4 of the registrant’s registration statement on Form S-3 (File No. 333-108292))
4.5		Amendment No. 4 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated as of December 30, 2003.
5.1		Validity opinion of Christine M. Marx, General Counsel of the registrant.
23.1		Consent of KPMG LLP, independent auditors for the registrant.
23.2		Consent of Ernst & Young LLP, independent certified public accountants for Arvida/ JMB Partners, L.P.
23.3		Consent of Christine M. Marx, General Counsel of the registrant (see Exhibit 5.1)
24.1		Power of Attorney (see Page II-4)

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of our common stock.